As filed with the Securities and Exchange Commission on December 19, 2008

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SOLERA NATIONAL BANCORP, INC.

(Exact name of registrant as specified in its charter)

Delaware	02-0774841
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

319 S. Sheridan Blvd.

Lakewood, CO 80226

(303) 209-8600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Solera National Bancorp, Inc.

2007 Stock Incentive Plan

(Full title of the plan(s))

Robert J. Fenton

Vice President, Secretary & Treasurer

Solera National Bancorp, Inc.

319 S. Sheridan Blvd.

Lakewood, CO 80226

(303) 209-8600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service should be sent to:

Adam D. Averbach, Esq.

John B. Wills, Esq.

Berenbaum, Weinshienk & Eason, P.C.

370 Seventeenth Street, 48th Floor

Denver, Colorado 80202

(303) 825-0800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

			Proposed Maximum		Proposed Maximum
	Amount to		Offering Price		Aggregate Offering	Amount of
Title of Securities to be Registered	be Registered		Per Share		Price	Registration Fee
Common Stock, $0.01 par value, reserved for issuance under the 2007 Stock Incentive Plan	510,734 shares	(1)	$8.00 - $9.95	(2)	$4,788,369	$188.18

(1)

Includes an indeterminate number of additional shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”) that may be issued to adjust the number of shares issued pursuant to such employee benefit plan as a result of any future stock split, stock dividend or similar adjustment of the registrant’s outstanding Common Stock.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”). The offering price per share and the aggregate offering price are based upon (a) with respect to shares subject to outstanding options granted under the 2007 Stock Incentive Plan, the weighted average exercise price ($9.95) for such outstanding options pursuant to Rule 457(h) under the Securities Act; and (b) with respect to shares available for future grant under the 2007 Stock Incentive Plan, the average ($8.00) of the high ($8.00) and low ($8.00) sales prices of the Registrant’s Common Stock on the Over-the-Counter Bulletin Board on December 12, 2008.

In accordance with the provisions of Rule 462 promulgated under the Securities Act of 1933, this Registration Statement will become effective upon filing with the Securities and Exchange Commission.

The chart below details the calculations of the registration fee:

	Number	Offering Price	Aggregate	Amount of
Securities	of Shares	Per Share	Offering Price	Registration Fee
Shares reserved for future issuance under the 2007 Stock Incentive Plan	150,479	$8.00	$1,203,832	$47.31
Shares issuable pursuant to outstanding options under the 2007 Stock Incentive Plan	360,255	$9.95	$3,584,537	$140.87
Total				$188.18

EXPLANATORY NOTE

Solera National Bancorp, Inc. (the “Company”) is filing this Registration Statement to register 510,734 shares of its Common Stock for issuance pursuant to the Solera National Bancorp, Inc. 2007 Stock Incentive Plan, as amended (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to employees participating in the Plan, as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents, filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference into this Registration Statement:

(a)	The Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008;

(c)	The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008;

(d)	The Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008;

(e)	The Company’s Definitive Proxy Statement for the Annual Meeting of Shareholders held on June 17, 2008;

(f)	The Company’s Current Reports on Form 8-K filed on October 29, 2008, November 25, 2008 and December 11, 2008;

(g)	The description of the Company’s Common Stock contained in the registration statement on Form SB-2 filed with the Securities and Exchange Commission on October 17, 2006 (File No. 333-138042); and

(h)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year referred to in (a) above.

In addition to the foregoing, all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, (other than those “furnished” pursuant to Item 2.02, Item 7.01 or disclosure made in accordance with Regulation FD on Item 8.01 in any Current Report on Form 8-K or other information “furnished” to the Commission), prior to the filing of a post-effective amendment that indicates that all securities registered hereunder have been issued or that deregisters all securities offered then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Officers and Directors

Section 145(a) of the Delaware General Corporation Law (“DGCL”) provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue, or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Article V of our bylaws provides the Company shall, to the fullest extent permitted by law, indemnify any and all officers and directors of the corporation, and may, to the fullest extent permitted by law or to such lesser extent as is determined in the discretion of the board of directors, indemnify any and all other persons whom it shall have power to indemnify, from and against all expenses, liabilities or other matters arising out of their status of such or their acts, omissions or services rendered in such capacities.  The Company shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or any employee or agent serving at the request of the Company as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability in the manner and to the extent that it shall indemnify any director or officer under this Article V.

Section 9(a) of our charter provides that, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, or (iii) for any transaction from which the director derived an improper personal benefit.  Any repeal or amendment of this provision by the stockholders of the Company shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Company arising from an act or omission occurring prior to the time of such repeal or amendment.  In addition to the circumstances in which a director of the Company is not personally liable as set forth in the foregoing provisions of this provision, a director shall not be liable to the Company or its stockholders to such further extent as permitted by any law hereafter enacted, including without limitation any subsequent amendment to the DGCL.

Section 9(b) of our charter provides that, the Company shall, to the fullest extent permitted by law, indemnify any and all officers and directors of the Company, and may, to the fullest extent permitted by law or to such lesser extent as is determined in the discretion of the Board of Directors, indemnify any and all other persons whom it shall have power to indemnify, from and against all expenses, liabilities or other matters arising out of their status as such or their acts, omissions or services rendered in such capacities.

Section 9(c) of our charter provides that, the Company shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability.

We also maintain a general liability insurance policy which covers certain liabilities of directors and officers of our Company arising out of claims based on acts or omissions in their capacities as directors or officers, whether or not we would have the power to indemnify such person against such liability under the DGCL or the provisions of our charter or bylaws.

Pursuant to our Plan, no member of the Board of Directors or Committee or any officer of the Company shall be liable for anything done or omitted to be done by him, by any other member of the Board of Directors or Committee or any officer of the Company in connection with the performance of duties under the Plan, except for his own willful misconduct or as expressly provided by statute.  The members of the Board of Directors and Committee and officers of the Company shall be entitled to indemnification in connection with the performance of their respective duties under the Plan to the extent provided in the charter or bylaws of the Company or otherwise by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The following exhibits are filed as part of this Registration Statement:

EXHIBIT
NUMBER	DESCRIPTION

4.1	Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form SB-2 (No. 333-138042) filed October 17, 2006).

4.2	Amendment to Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form SB-2 (No. 333-145861) filed on September 4, 2007).

4.3	Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form SB-2 (No. 333-138042) filed on October 17, 2006).

4.4	2007 Stock Incentive Plan (incorporated by reference to Annex A to Solera’s Definitive Proxy Statement on Schedule 14A for the Annual Meeting of Shareholders held on June 17, 2008).

5.1	Opinion of Berenbaum, Weinshienk & Eason, P.C. as to the legality of the Common Stock being registered.

23.1	Consent of Berenbaum, Weinshienk & Eason, P.C. (included in Exhibit 5.1).

23.2	Consent of McGladrey & Pullen, LLP.

24.1	Power of Attorney (included in the signature page).

Item 9. Undertakings

A. Subsequent Disclosure.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;

provided, however, that subparagraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by these subparagraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. Incorporation By Reference.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Commission Position On Indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lakewood, State of Colorado, on December 18, 2008.

SOLERA NATIONAL BANCORP, INC.

By:	/s/ ROBERT J. FENTON
Robert J. Fenton Vice President, Secretary & Treasurer (Principal Accounting and Chief Financial Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Douglas Crichfield and Robert J. Fenton, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the registration statement and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this registration statement below.

Date: December 18, 2008	/s/ DOUGLAS CRICHFIELD
Douglas Crichfield
President, Chief Executive Officer
and Director
(Principal Executive Officer)

Date: December 18, 2008	/s/ ROBERT J. FENTON
Robert J. Fenton
Vice President, Secretary &Treasurer
(Principal Accounting and
Chief Financial Officer)

Date: December [ ], 2008
Norma R. Akers
Director

Date: December 18, 2008	/s/ ROB L. ALVARADO
Rob L. Alvarado
Director

Date: December [ ], 2008
Maria G. Arias
Director

Date: December 18, 2008	/s/ JAMES C. FOSTER
James C. Foster
Director, Chairman Emeritus

Date: December 18, 2008	/s/ ROBERT M. GALLEGOS
Robert M. Gallegos
Director

Date: December [ ], 2008
Steve D. Gutterman
Director

Date: December 18, 2008	/s/ RONALD E. MONTOYA
Ronald E. Montoya
Director, Vice Chairman

Date: December 18, 2008	/s/ RAY L. NASH
Ray L. Nash
Director

Date: December 18, 2008	/s/ MICHAEL D. QUAGLIANO
Michael D. Quagliano
Director

Date: December [ ], 2008
Joel S. Rosenstein
Director

Date: December 18, 2008	/s/ BASIL SABBAH
Basil Sabbah
Director, Chairman

Date: December 18, 2008	/s/ F. STANLEY SENA
F. Stanley Sena
Director

Date: December 18, 2008	/s/ MARK R. SMITH
Mark R. Smith
Director

Date: December [ ], 2008	Kent C. Veio
Director

INDEX TO EXHIBITS

EXHIBIT
NUMBER	DESCRIPTION

4.1	Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form SB-2 (No. 333-138042) filed October 17, 2006).

4.2	Amendment to Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form SB-2 (No. 333-145861) filed on September 4, 2007).

4.3	Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form SB-2 (No. 333-138042) filed on October 17, 2006).

4.4	2007 Stock Incentive Plan (incorporated by reference to Annex A to Solera’s Definitive Proxy Statement on Schedule 14A for the Annual Meeting of Shareholders held on June 17, 2008).

5.1	Opinion of Berenbaum, Weinshienk & Eason, P.C. as to the legality of the Common Stock being registered.

23.1	Consent of Berenbaum, Weinshienk & Eason, P.C. (included in Exhibit 5.1).

23.2	Consent of McGladrey & Pullen, LLP.

24.1	Power of Attorney (included in the signature page).